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Exhibit 3.24

BYLAWS

OF

TEMT ALASKA, INC.,

an Alaska corporation

July 23, 1984

ARTICLE I

SHAREHOLDERS

        Section 1.    The annual meeting of the shareholders shall be held during August or such other time and place determined and lawfully noticed by the Board of Directors to elect Directors and transact other business.

        Section 2.    Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, any Director, or by shareholders holding one hundred percent of the outstanding stock.

ARTICLE II

DIRECTORS

        Section 1.    The corporation shall be managed by one Director, or such other number fixed by the Board of Directors.

        Section 2.    The annual meeting of the Directors shall immediately follow adjournment of the annual shareholders' meeting without notice other than this Bylaw, to elect officers and transact other business.

        Section 3.    Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, or by two members of the Board. Special meetings of the Board may be held without notice by unanimous consent of the Directors.

        Section 4.    A majority of the Directors shall constitute a quorum.

        Section 5.    Vacancies on the Board may be filled by the remaining Directors, or if there are none, by a majority of shareholders.

        Section 6.    The Directors may, if there are three or more, by resolution appoint two or more members of the Board as an executive committee to exercise all powers permitted by statute.

ARTICLE III

OFFICERS

        Section 1.    The officers of this corporation shall include a President and a Secretary, and any others the Board may appoint. Officers shall serve at the pleasure of the Board of Directors.

        Section 2.    The President shall preside at all Directors' and shareholders' meetings in the absence of a Chairman of the Board, have general supervision of the affairs of the corporation, sign all stock certificates, have authority to make and execute any and all agreements and obligations on behalf of the corporation, including without limitation purchases, mortgages, notes, security agreements, financing statements, and sales and agreements to sell, all without the signature of any other officer of the corporation, and to perform such other duties as are incident to this office.

        Section 3.    The Secretary shall perform such duties as may be required by statute or designated by the Board or President.

        Section 4.    Other officers shall have such duties as may be given to them from time to time by the President or Board of Directors.

ARTICLE IV

AMENDMENTS

        These Bylaws may be amended by a majority of the Directors or by one hundred percent of the shareholders at any meeting called from that purpose or agreed to in writing by all Directors or shareholders.

MINUTES

        Of the annual meeting of the stockholders and directors of Temt Alaska, Inc., held at the office of the company on April 15, 1988, at the hour of 12:00 noon.

        Present: Thomas P. Moyer, representing Eastgate Theatre, Inc., the sole stockholder, Timothy P. Moyer and Kimberly Kassab.

        Thomas P. Moyer acted as Chairman of the meeting and Kimberly Kassab as Secretary.

        Mr. Moyer stated that the purpose of the meeting was to fill the vacancy on the Board of Directors and in the office of Secretary-Treasurer due to the recent death of Marilyn L. Moyer and to increase the number of directors of the corporation from one to three and to consider the election of directors and officers of the corporation for the ensuing year.

        Upon motion approved by the sole shareholder, the following resolution was unanimously adopted:

          "RESOLVED, that Article II, Section 1, of the Bylaws of Temt Alaska, Inc., shall be amended to read:

            "ARTICLE II

            Section 1. The corporation shall be managed by three Directors, or such other number fixed by the Board of Directors."

        Thereupon, after discussion, the following individuals were placed in nomination and unanimously elected to serve as directors of the company and until their successors are elected and qualified, namely:

    Thomas P. Moyer
    Timothy P. Moyer
    Kimberly Kassab

        Thereupon, the directors proceeded to the nomination and election of officers and after discussion, upon motion duly made and seconded, the following individuals were unanimously elected to the office set forth opposite the name of each such individual, namely:

Thomas P. Moyer	Chairman of the Board and Chief Executive Officer
Timothy P. Moyer	President
Walter S. Aman	Executive Vice-President and Chief Financial Officer
Thomas Peter Moyer	Vice-President
Kimberly Kassab	Secretary-Treasurer

        There being no further business, the meeting adjourned.

/s/ KIMBERLY KASSAB Secretary

WRITTEN CONSENT
OF
THE SOLE DIRECTOR
OF
TEMT ALASKA, INC.
(an Alaska corporation)

        Pursuant to Section 10.05.199(b) of the Alaska Business Corporation Act, the undersigned, being the sole director of TEMT Alaska, Inc., an Alaska corporation (the "Corporation"), DOES HEREBY ADOPT the following resolution and DOES HERE CONSENT to the taking of the action therein set forth.

Increase in Number of Authorized Directors.

        WHEREAS, Article II, Section 1 of the Bylaws states that the Corporation shall be managed by one director or such other number fixed by the Board of Directors.

        NOW, THEREFORE, BE IT RESOLVED, that the number of authorized directors be increased to three (3).

        RESOLVED FURTHER that the following named persons be, and they hereby are, elected to the Board of Directors to fill the directorships created pursuant to the resolution hereinabove, each to hold office until his respective successor is duly elected and qualified:

    Michael B. Keegan
    Warren J. Spector

        The execution of this Consent shall constitute a written waiver of notice required by the Oregon Business Corporation Act or this Corporation's Articles of Incorporation or Bylaws.

May 1, 1989	/s/ THOMAS B. MCGRATH Thomas B. McGrath

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  Exhibit 3.24
BYLAWS OF TEMT ALASKA, INC., an Alaska corporation
ARTICLE I
SHAREHOLDERS
ARTICLE II
DIRECTORS
ARTICLE III
OFFICERS
ARTICLE IV
AMENDMENTS
MINUTES
WRITTEN CONSENT OF THE SOLE DIRECTOR OF TEMT ALASKA, INC. (an Alaska corporation)